VEDDER PRICE (CA), LLP
Michael J. Quinn, Bar No. 198349
mquinn@vedderprice.com
Marie E. Christiansen, Bar No. 325352
mchristiansen@vedderprice.com
1925 Century Park East, Suite 1900
Los Angeles, California 90067
T: +1 424 204 7700
F: +1 424 204 7702

Attorneys for the Board Defendants

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA

WESTERN DIVISION

WEIRD SCIENCE LLC and WILLIAM ANDERSON WITTEKIND, derivatively on behalf of RENOVARO BIOSCIENCES, INC.,,

Plaintiffs,

v.

SINDLEV, et al.,

Defendants.

Case No. 2:24-cv-00645-HDV-MRW

Hon. Hernan D. Vera

DECLARATION OF DR. MARK DYBUL IN SUPPORT OF MOTION FOR SANCTIONS

[Filed concurrently with Board Defendants' Notice of Motion and Motion for Sanctions Against Plaintiffs and Plaintiffs' Counsel; Memorandum of Points and Authorities, Declaration of Michael J. Quinn, Proposed Order, and Request for Judicial Notice]

Date: April 25, 2024
Time: 10:00 a.m.
Courtroom: 5B

DECLARATION OF DR. MARK DYBUL

I, Dr. Mark Dybul, hereby declare and state as follows:

1. I am a Director and the Chief Executive Officer of Renovaro Biosciences Inc. ("Renovaro"). I make this declaration in support of the Board Defendants' Motion for Sanctions Against Plaintiffs and Plaintiffs' Counsel. The matters stated in this declaration are true and correct of my own knowledge, and if called as a witness I could and would testify truthfully to the facts stated herein.

2. Attached hereto as **Exhibit A** is a true and correct copy of the Agreement and Plan of Merger, dated January 12, 2018 (the "2018 Merger Agreement"), between DanDrit Biotech USA, Inc., DanDrit Acquisition Sub, Inc., Enochian Biopharma, Inc., and Weird Science LLC.

3. Plaintiff Weird Science LLC ("Weird Science") acquired its stock in Renovaro by way of the 2018 Merger Agreement. It is my understand that, thereafter, Weird Science distributed some of its shares in Renovaro to Plaintiff Anderson Wittekind (a manager and beneficial owner of Weird Science) from the same allotment of shares that Weird Science obtained via the 2018 Merger Agreement.

I declare under penalty of perjury that the foregoing is true and correct. Executed on February 6, 2024.

DocuSigned by:

4B03D6D8E6D0468

Dr. Mark Dybul

CERTIFICATE OF SERVICE

I hereby certify that on March 7, 2024, I caused to be electronically filed a true and correct copy of the foregoing with the Clerk of Court using the CM/ECF system and that all counsel of record will be served via the Notice of Electronic Filing generated by CM/ECF.

/s/ Michael J. Quinn
Michael J. Quinn